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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                         Commission File Number: 1-5236

                   NAVISTAR INTERNATIONAL TRANSPORTATION CORP.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                         455 North Cityfront Plaza Drive
                             Chicago, Illinois 60611
                                 (312) 836-2000
                                 --------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    6 1/4% Sinking Fund Debentures due 1998
                      9% Sinking Fund Debentures due 2004
                      -----------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)




Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)       [   ]             Rule 12h-3(b)(1)(ii)      [   ]
  Rule 12g-4(a)(1)(ii)      [   ]             Rule 12h-3(b)(2)(i)       [   ]
  Rule 12g-4(a)(2)(i)       [   ]             Rule 12h-3(b)(2)(ii)      [   ]
  Rule 12g-4(a)(2)(ii)      [   ]             Rule 15d-6                [   ]
  Rule 12h-3(b)(1)(i)       [ X ]

Approximate number of holders of record as of the certification or notice date:
6 1/4% Sinking Fund Debentures:  None.
9% Sinking Fund Debentures:  None.


Pursuant to the requirements of the Securities Exchange Act of 1934, Navistar International Transportation Corp., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                 NAVISTAR INTERNATIONAL
                                 TRANSPORTATION CORP.


Date:     July 9, 1998          By:   /s/    Mark T. Schwetschenau
                                      ------------------------------------
                                      Name:  Mark T. Schwetschenau
                                      Title: Vice President and Controller